As filed with the Securities and Exchange Commission on June 12, 2015

Registration No. 333-182102

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1

To

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Lorillard, Inc.	Lorillard Tobacco Company, LLC
(Exact name of registrant as specified in its charter)	(as successor issuer to Lorillard Tobacco Company) (Exact name of registrant as specified in its charter)

Delaware	13-1911176	Delaware	13-1911176
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)	(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

401 North Main Street

Winston-Salem, North Carolina 27101

(336) 741-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

McDara P. Folan, III, Esq.

President and Chief Executive Officer

Lorillard, Inc.

401 North Main Street

Winston-Salem, North Carolina 27101

(336) 741-5162

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Randi C. Lesnick, Esq.

Timothy J. Melton, Esq.

Jere R. Thomson, Esq.

Jones Day

222 East 41st Street

New York, New York 10017

(212) 326-3939

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-182102) (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission on June 13, 2012 by co-registrants Lorillard, Inc. (“Lorillard”) and Lorillard Tobacco Company, LLC (as successor issuer to Lorillard Tobacco Company) (together with Lorillard, the “Co-Registrants”) is being filed to deregister all debt securities, preferred stock, common stock, warrants and guarantees of debt securities of the Co-Registrants (the “Registered Securities”) that were registered under the Registration Statement.

On June 12, 2015, pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 15, 2014, as it may be amended from time to time, among Lorillard, Reynolds American Inc. (“RAI”), a North Carolina corporation, and Lantern Acquisition Co. (“Merger Sub”), a Delaware corporation and wholly owned subsidiary of RAI, Merger Sub merged with and into Lorillard (the “Merger”), with Lorillard continuing as the surviving corporation in the merger and a wholly owned subsidiary of RAI.

As a result of the Merger, any offering pursuant to the Registration Statement has been terminated. The Co-Registrants are filing this Post-Effective Amendment No. 1 to the Registration Statement to terminate the effectiveness of the Registration Statement and remove from registration any and all securities of the Co-Registrants previously registered but unsold under the Registration Statement as of the effective time of the Merger. In accordance with undertakings made by the Co-Registrants in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, the Co-Registrants hereby remove from registration the securities registered but unsold under the Registration Statement, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, each of the co-registrants certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to the Registration Statement on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, State of North Carolina, on the 12th day of June, 2015.

LORILLARD, INC.

By:	/s/ McDara P. Folan, III
	Name:	McDara P. Folan, III
	Title:	President and Chief Executive Officer

LORILLARD TOBACCO COMPANY, LLC (as successor issuer to Lorillard Tobacco Company)

By:	/s/ McDara P. Folan, III
	Name:	McDara P. Folan, III
	Title:	President

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.